Exhibit 99.1

(ROYL)

News for Immediate Release

ROYALE ANNOUNCES NEW JOINT DEVELOPMENT AGREEEMENT IN PERMIAN BASIN

November 21, 2022 -- San Diego, California – Royale Energy, Inc., (OTCQB : ROYL), is pleased to announce that it has executed a Joint Development Agreement (JDA) with Ares Energy LTD for up to 25,000 acres in Ector and Andrews counties, Texas in the Permian Basin. This “Pradera Fuego Project” is a horizontal resource play in the Mississippian interval.

The JDA provides Royale Energy a 5% working interest in this project. Phase 1, initially covering 6900 net acres, is projected to have 12 to 15 drillable locations. This ownership began with the second well drilled in this project.

OPERATIONS

There have been three wells drilled to date on this acreage. The first well, “Sweet Melissa 1H”, was drilled before Royale agreed to participate in the JDA, demonstrated a 30-day peak average production rate of 730 BOPD & 1.1 MMcf/d with expected reserves exceeding 1,200,000 barrels of oil equivalent.

The next two wells, “Anna 1H” and “Abby Unit 1H”, are included in the JDA. These have been drilled efficiently, without complication, to their intended target depth. The lateral lengths of the three wells drilled in this project are 10,155’, 10,282’ and 11,625’ with the lateral length of the latter being the longest drilled by 358’ out of the 65 Mississippian wells already drilled in this play. The longer the laterals lengths drilled in each well in most cases equates to increased reserves in that well.

The completion operations for the second well are expected to start mid- December, and the third well in early 2023.

Royale anticipates both wells to demonstrate production and reserves in line with the initial well drilled in the project.

Improved efficiencies in drilling have significantly reduced the number of drill days by 59%.

As used in this press release, “BOPD” means barrels of oil per day, “MMcf/d” means million cubic feet per day.

FORECAST

Royale anticipates participating in drilling six to eight additional wells in this project in 2023.

About Royale Energy. Inc.

Royale Energy, Inc. (OTCQB: ROYL) is an independent exploration and production company based in San Diego, California, focused on the acquisition, development, and marketing of oil and natural gas. The Company has its primary operations in California’s Los Angeles Basin and Texas’s Permian Basin.

Forward-Looking Statement

In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward-looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:

Royale Energy Inc.

Mark Larson

Public Relations & Media

619-383-6600

marklarsonmedia@gmail.com